Exhibit 4.4

AMENDMENT NO. 1 TO THE

TELOS CORPORATION

2016 OMNIBUS LONG-TERM INCENTIVE PLAN

Telos Corporation, a Maryland corporation (the “Company”), hereby amends the Telos Corporation 2016 Omnibus Long-Term Incentive Plan (the “Plan”), effective as of the date this Amendment is approved by the stockholders of the Company (the “Amendment Effective Date”), as follows:

1.          Section 4 of the Plan is hereby amended to read in its entirety as follows:

Subject to adjustment as provided in Section 17 hereof, the number of Shares available for issuance under the Plan shall be, in the aggregate, nine million four hundred thousand (9,400,000).1  For the avoidance of doubt, as of the date the amendment to this Plan was approved by the stockholders of the Company (the “Amendment Effective Date”), there were 1,007,742 shares available and not awarded under the Plan.  Consequently, the 9,400,000 shares available in the Plan as of the Amendment Effective Date shall consist of the 1,007,742 shares previously available in the Plan immediately prior to the Amendment Effective Date, together with 8,392,258 shares added to the Plan as of the Amendment Effective Date.  Shares issued or to be issued under the Plan shall be authorized but unissued Shares or issued Shares that have been reacquired by the Company.  If any Shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of Shares subject thereto, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan.  If an Award (other than a Dividend Equivalent Right) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes under Options or Share Appreciation Rights.

2.          Section 5.2 of the Plan is hereby amended to read in its entirety as follows:

Term. The Plan shall terminate on September 30, 2030 and may be terminated on any earlier date as provided in Section 5.3.

3.          Except as amended by this Amendment, the Plan is hereby ratified in all respects and remains in full effect.

[Signature on Following Page]

1 We expect this amount to equal approximately 12% of the issued and outstanding shares following the proposed IPO after taking into account the planned reverse stock split.

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Company as of the Amendment Effective Date.

TELOS CORPORATION

/s/ Helen M. Oh
Helen M. Oh
Corporate Secretary

[Signature Page to Amendment No. 1 to the 2016 Omnibus Long-Term Incentive Plan]